                                                                    EXHIBIT 12.1


                              THE PMI GROUP, INC.

                  STATEMENT SETTING FORTH COMPUTATION OF RATIO
                           OF PROFIT TO FIXED CHARGES


(Dollars in Thousands)                                                                                  THREE MONTHS
                                                     YEAR ENDED DECEMBER 31,                           ENDED MARCH 31,
                                 ----------------------------------------------------------------   ---------------------

                                   1996       1995       1994       1993       1992         1991       1997        1996
                                 --------   --------   --------   --------   --------    --------   --------     --------
Income from continuing
 operations                      $157,918   $135,231   $106,132   $ 88,668   $105,571    $ 52,392   $ 49,172     $ 36,990
Add:                               64,188     45,310     32,419     24,305    (10,911)     69,661     21,371       14,552
                                 --------   --------   --------   --------   --------    --------   --------     --------
 Provision for Income tax

Profit before taxes              $222,106   $180,541   $138,551   $112,973   $ 94,660    $122,053   $ 70,543     $ 51,542
                                 ========   ========   ========   ========   ========    ========   ========     ========
Fixed charges
Rentals--at computed
 interest *                      $  2,459   $  2,046   $  1,584   $  1,558   $  1,308    $  1,033   $    591     $    580
Interest expense                      907         --         --         --         --          --      1,688           --
Distributions on
 redeemable capital
 securities -- minority
 interest                              --         --         --                    --          --      1,385           --
                                 --------   --------   --------   --------   --------    --------   --------     --------
Total fixed charges              $  3,366   $  2,046   $  1,584   $  1,558   $  1,308    $ 1,033   $   3,664     $    580
                                 ========   ========   ========   ========   ========    ========   ========     ========
Profit before taxes plus
 fixed charges                   $225,472   $182,587   $140,135   $114,531   $ 95,968    $123,086   $ 74,207     $ 52,122
                                 ========   ========   ========   ========   ========    ========   ========     ========
RATIO OF PROFIT BEFORE TAXES
 PLUS FIXED CHARGES TO FIXED
 CHARGES                             67.0 x     89.3 x     88.5 x     73.5 x     73.4 x     119.2 x     20.3 x       89.9 x
                                 ========   ========   ========   ========   ========    ========   ========     ========

---------------
 *   Those portions of rent expense that are representative of interest cost.